UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2019

 BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)
(303) 228-2200
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01. Entry into a Material Definitive Agreement.

Renewal of Advisory Agreement

Black Creek Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”), Black Creek Diversified Property Operating Partnership LP, the Company’s operating partnership (the “Operating Partnership”), and Black Creek Diversified Property Advisors LLC, the Company’s advisor (the “Advisor”), previously entered into that certain Second Amended and Restated Advisory Agreement 2018, dated as of January 1, 2019 and effective through June 30, 2019 (the “2018 Advisory Agreement”). On May 3, 2019, the Company, the Operating Partnership and the Advisor renewed the 2018 Advisory Agreement by entering into the Amended and Restated Advisory Agreement 2019, effective as of May 1, 2019, and renewed through April 30, 2020.

Amendment of Operating Partnership Agreement

On May 3, 2019, we and Black Creek Diversified Property Advisors Group LLC (the “Sponsor”) entered into Amendment No. 1 to the Eighth Amended and Restated Limited Partnership Agreement of our Operating Partnership (the “Partnership Agreement”). We entered into the amendment in our capacity as the sole general partner of the Operating Partnership and the Sponsor entered into the amendment in its capacity as the sole Special OP Unitholder (as defined in the Partnership Agreement) of the Operating Partnership. The amendment revises the second paragraph of Section 8.5(a) of the Partnership Agreement by adding restrictions to the redemption rights of the Special OP Unitholders and the Advisor under the Partnership Agreement. As amended, the Special OP Unitholders and the Advisor have the right to require the Operating Partnership to redeem all or a portion of their ordinary partnership units (“OP Units”) at any time irrespective of the period the OP Units have been held by the Special OP Unitholders or the Advisor; provided, however, that in the event the Special OP Unitholders or the Advisor hold OP Units paid or distributed with respect to the annual performance allocation or fee due under the Partnership Agreement and/or Advisory Agreement (as defined in the Partnership Agreement) from any prior calendar year, and requests the Operating Partnership to redeem all or a portion of such OP Units (the “Partnership Unit Balance”), the Operating Partnership will be required to redeem such Partnership Unit Balance only if we, based on reasonable projections, (i) have determined that, after redeeming such Partnership Unit Balance, we expect to have liquidity (from any available source) equal to or in excess of the net asset value (“NAV”) of the maximum amount of our shares which can be redeemed under the then current share redemption program (“SRP”) of our Company for the next ninety days (the “Minimum Liquidity Requirement”) and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the SRP as of the most recent quarter end and the most recent month end (the “Redemption Period”) have been honored (collectively, with the Minimum Liquidity Requirement, the “Redemption Requirements”). In the event that we deem that the Redemption Requirements have not been met, then the Special OP Unitholders and the Advisor may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to our common stockholders requesting redemption of shares under the SRP, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the SRP during the Redemption Period, the Special OP Unitholders and the Advisor may only redeem an amount that causes the Minimum Liquidity Requirement to still be met. The above OP Unit redemption restriction shall not apply in the event that we terminate the Advisory Agreement. The Operating Partnership will redeem any OP Units of the Special OP Unitholders or the Advisor for cash unless our board of directors determines that any such redemption for cash would be prohibited by applicable law or the Partnership Agreement, in which case such OP Units will be redeemed for our common shares.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Black Creek Diversified Property Fund Inc.
May 9, 2019
	By:	/s/ LAINIE P. MINNICK
Lainie P. Minnick Managing Director, Chief Financial Officer and Treasurer